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NEWS RELEASE

EXOBOX RESCINDS ACQUISITION OF OIL & GAS ASSETS

HOUSTON, TEXAS (January 19, 2010) – Exobox Technologies Corp. (OTCBB:EXBX) announced today that as part of its ongoing business focus it has rescinded its October 22, 2009, acquisition of 17 oil and gas wells located in Ohio and will focus on marketing its current security software products and the development of its Secure EnvironmentalizationTM software.

This unwinding means Exobox will save almost 20,000,000 shares of common stock it would have had to issue under the agreement and it eliminates $4.5 million in debt.  In addition, it removes the “cloud of confusion” as to what is the core focus of Exobox.

“While the October 22, 2009 transaction was the most expedient option at the time, I feel that Exobox is now poised to rededicate its efforts as a software development company and as such should focus on its capital raise for the development of our Secure EnvironmentalizationTM software,” said Exobox CEO, Richard Kampa. “Given recent developments and interest in our technology, we made the decision to concentrate on our original goal of making Exobox a software company renowned worldwide.”

About Exobox

Exobox Technologies Corp. develops information risk management and security solutions that help organizations protect and recover their most valuable information assets. It is committed to its vision to create a more secure environment for the information-centric community through the development of new technologies and security services. Exobox is headquartered in Houston, Texas. For more information on Exobox, visit www.exobox.com.

Safe Harbor Statement: The statements in this release that relate to future plans, expectations, events, performance and the like are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including the lack of funding and others set forth in the Company's report on Form 10-K for fiscal year 2009 filed with the Securities and Exchange Commission.

Investor Relations
IR@exobox.com
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AGORACOM Investor Relations